Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement No. 333-107721 on Form S-8 of our report dated December 18, 2007, relating to the consolidated financial statements of LiveDeal, Inc. and Subsidiaries as of September 30, 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended September 30, 2007, included in the 2007 Annual Report on Form 10-K of LiveDeal, Inc. and Subsidiaries.

/s/ Mayer Hoffman McCann P.C.

Phoenix, Arizona
December 18, 2007